Exhibit 99.1

ELITE PHARMACEUTICALS, INC. ANNOUNCES SECOND CLOSING OF
STRATEGIC ALLIANCE AGREEMENT WITH EPIC PHARMA

NORTHVALE, N.J. – November 5, 2009 – On October 30, 2009, Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB: ELTP) completed the second closing of the Strategic Alliance Agreement (the “Alliance”) with Epic Pharma, LLC and Epic Investments, LLC, a wholly-owned subsidiary of Epic Pharma, LLC (collectively “Epic”) pursuant to the terms in the Alliance entered into on March 18, 2009 and previously disclosed.

Under this Alliance, Epic and its employees and consultants are using and will continue to use a portion of the Registrant’s facility located at 165 Ludlow Avenue, Northvale, New Jersey (the “Facility”), for the purpose of developing new generic drug products at Epic’s cost and expense, other than Facility related expenses.  Under the Alliance (i) at least eight additional generic drug products will be developed by Epic at Elite’s facility with the intent of filing abbreviated new drug applications for obtaining United States Food and Drug Administration (“FDA”) approval of such generic drugs, (ii) Elite will be entitled to 15% of the profits generated from the sales of such additional generic drug products upon approval by the FDA, and (iii) Epic and Elite will share with each other certain resources, technology and know-how in the development of drug products, which Elite believes will benefit the continued development of its current drug products.   Epic will also be entitled to receive additional shares of Elite’s Common Stock and warrants to purchase shares of Elite’s Common Stock upon achievement of certain milestones relating to the eight additional generic drug products being developed together.

In order to provide Elite with the additional capital necessary for the product development and synergies presented by the strategic relationship with Epic, Epic agreed to invest $3.75 million in Elite through the purchase of Elite’s Series E Preferred Stock and common stock warrants.  In the October 30 closing, Epic invested the first $1.0 million of this total amount, and acquired 1,000 shares of Series E Preferred Stock, which is presently convertible into 20 million shares of common stock.

Epic representatives also hold three seats on the board of directors of Elite.  Those Directors were approved by a majority vote of the outstanding shares of Elite stock at the annual meeting of stockholders held on October 23, 2009. Elite’s board of directors consists of a total of seven directors

 About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10-K, 10-Q and 8-K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com